Exhibit 10.1

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, the “Agreement”) is made as of July 19, 2016, effective as of August 1, 2016 (the “Effective Date”), and is entered into by and between Juniper Pharmaceuticals, Inc., a Delaware corporation having its corporate offices at 33 Arch St, Suite 3110, Boston, MA 02110 (the “Company”), and Alicia Secor (“Executive”), 246 Lazell Street, Hingham, MA 02043.

WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth in the Agreement; and

WHEREAS, the Company and Executive desire to enter into the Agreement so the rights, duties, benefits, and obligations of each regarding Executive’s employment for and by the Company will be fully set forth under the terms and conditions stated within the Agreement;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. At-Will. Executives’ employment with the Company shall commence as of the Effective Date. Executive’s employment is “at will.” Either the Executive or the Company may terminate the Executive’s employment with the Company at any time for any or no reason, with or without notice. Nothing in the Agreement or in any other statement shall be interpreted to be in conflict with or to eliminate or modify in any way the employment-at-will status of the Executive.

2. Title, Duties.

(a) Executive shall be the President and Chief Executive Officer of the Company. Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the overall management of the development, testing, registration, manufacturing, licensing, marketing and selling of pharmaceutical products for the Company and its affiliates, and such other duties commensurate with the job description as may be assigned to her from time to time by the Board of Directors of the Company (the “Board”) or its designee. Executive shall have an office at the Company’s headquarters located in Boston, Massachusetts. Executive will report to the Company’s Board in accordance with applicable law, the Company’s by-laws, and otherwise as reasonably necessary to keep the Board appraised of material business issues.

(b) In 2016, Executive will be appointed as a member of the Board as soon as practicable following the commencement of Executive’s employment with the Company. Board membership is conditioned upon Executive’s continued employment as President and Chief Executive Officer. If Executive’s employment with the Company terminates, Executive will immediately resign from the Board. The Company will nominate the Executive to the slate of directors at both the 2017 and 2018 Annual General Meetings.

(c) Subject to the following sentence, Executive agrees to devote her entire business time and attention to the performance of her duties under the Agreement. Executive may serve as a director on a board of one non-competing entity. Executive may serve as a director on additional non-competing boards provided Executive receives the prior written approval of the Board. Executive shall perform her duties for the Company to the best of her ability and shall use her best efforts to further the interests of the Company. Executive acknowledges she will be required to travel as reasonably necessary to perform the services required of her under the Agreement. Executive represents and warrants to the Company that she is able to enter into the Agreement and that her ability to enter into the Agreement and to fully perform her duties hereunder are not limited or restricted by any agreements or understandings between Executive and any other person. For the purposes of the Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

(d) Executive will observe the rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of the Agreement, in which case the terms of the Agreement shall control.

3. Employment Contract.

The Company and Executive acknowledge that the terms of her employment are set forth in the Agreement. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in the Agreement.

4. Compensation.

Subject to the terms and conditions of Paragraph 1 of the Agreement and Executive’s continued employment with the Company, and in consideration for the services to be provided hereunder by Executive, the Company hereby agrees to pay or otherwise provide Executive with the following compensation during her employment with the Company:

(a) Subject to tax withholdings and other legally required deductions, the Company shall pay Executive a sign on bonus of $60,000 as soon as practicable following the commencement of her employment with the Company.

(b) Subject to tax withholdings and other legally required deductions, the Company will pay Executive an annual base compensation of $410,000 ($17,083.34 semi-monthly) to be paid in accordance with the Company’s normal payroll practices (“Base Salary”). Executive acknowledges and understands that her position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Executive is not eligible to receive overtime pay.

(c) In addition to Base Salary, Executive shall be eligible to receive an annual performance bonus as the Board shall, in its sole discretion, deem appropriate based upon the parameters and criteria contained in the Company’s bonus plan, and can range from 0% to 150% of targeted levels, depending on the degree of attainment of pre-established Company goals for a particular year. Executive’s target bonus is equal to 60% of her Base Salary as then in effect. Notwithstanding the execution date of the Agreement, the Executive will be eligible for a pro rata annual performance bonus for the calendar year 2016 and thereafter shall be based on the period from January 1 through December 31 of each applicable calendar year thereafter. The annual performance bonus if any, shall be paid no later than March 15 following the end of each calendar year in which such bonus was earned.

(d) Executive shall also be eligible in the sole discretion of the Board or the Compensation Committee of the Board (or any committee of the Board that shall replace such committee) to participate in the Company’s stock option plan as is from time to time in effect, subject to the terms and conditions of such plan. The Executive shall receive, on July 20, 2016 (the “Grant Date”), an initial grant of 225,000 options to purchase shares of the Company’s common stock which vest at the rate of one-quarter on each of the first four anniversaries of the Grant Date. The purchase price per share shall be equal to the fair market value of the Company’s common stock, as determined by the closing price on the Grant Date. The Company and Executive will execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the terms of the stock options. The Stock Options will be subject to, and governed by, the terms and provisions of the stock option agreement. Executive must sign the stock option agreement to receive the stock option.

(e) Additionally, upon program approval by the Board of Directors, Executive is eligible to participate in the Company’s Performance Share program. Under the program, the Company shall grant to Executive 50,000 performance-based RSUs (the “Performance Shares”). Performance Shares vest in accordance with pre-established criteria to be established by the Compensation Committee of the Company’s Board of Directors within the first 90 days of the Executive’s employment after consultation with the Executive. In the event that the Compensation Committee does not establish any such goals (subject to Board approval) within such 90-day period, the vesting condition for the Performance Shares shall be as follows: “One-third of total at each time one of the three performance goals is achieved. Each goal is binary — either all or none of the Performance Shares allocated to each goal can be earned upon achievement. The time period for achievement of all goals expires on December 31, 2019. The goals are: (i) Achieve and sustain a market capitalization of at least 300 Million dollars or more for at least 3 consecutive months; (ii) Successfully meet the primary endpoint in one Phase III clinical study with a Juniper product candidate; and (iii) Successfully complete a clinical proof of concept study for one product in addition to COL-1077. Executive will, within 90 days of the Effective date, meet with the Compensation Committee for the purpose of reviewing and modifying goals for the awarding of Performance Shares for herself and other participants.in the Performance Share Program.”

5. Benefits.

(a) Executive and Executive’s eligible dependents shall be eligible for all employee benefit programs (including any 401(k), group life insurance, group medical, dental and vision, and short-term and long-term disability policies, plans and programs) generally available to other executive level employees of the Company.

(b) Executive shall be entitled to accrue paid time off (“PTO”) during the term of the Agreement in accordance with the Company’s standard policy and in an amount commensurate with other executive level employees of the Company.

(c) Executive shall be entitled to reimbursement for all reasonable expenses that she incurs in connection with the performance of her duties and obligations hereunder. Upon presentment by Executive of appropriate and sufficient documentation, as determined in the Company’s sole direction, the Company shall reimburse Executive for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

6. Termination Upon Death.

Executive’s employment shall terminate immediately upon her death.

7. Compensation Upon Termination.

(a) Subject to Paragraphs 18 and 19 of the Agreement, if Executive’s employment is terminated by the Executive’s death or resignation without Good Reason (as that term is defined below), or if Executive is terminated with or without Cause (as that term is defined below), the Company shall pay to the Executive (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) in the case of a termination without Cause, the Company shall pay to Executive an additional 12 months of her final Base Salary and an amount equal to Executive’s target bonus in accordance Paragraph 4(c) set at no less than 60% of Executive’s base salary, which shall be paid to her within 60 days after the date of termination, subject to Paragraph 18 and the amount equivalent to 12 months of the Company’s portion of medical and dental benefits if these benefits were elected. Such payment shall be conditioned upon execution and non-revocation by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of termination. Executive shall not be entitled to any annual performance bonus for the year in which such termination occurs.

(b) For the purposes of Paragraph 7(a) above, “Cause” shall mean a good faith determination by the Company that any of the following has occurred : (i) an material failure by the Executive to (A) render services to the Company in accordance with her reasonably assigned duties, or (B) follow the lawful directives of the Board; (ii) a material violation of Company policy that results in a material injury to the Company; (iii) any action or omission by the Executive involving the Executive’s fraud, embezzlement, or willful misconduct relating to her duties to the Company; (iv) the Executive’s indictment or conviction for a criminal offense (other than a summary or similar offense) or a crime of moral turpitude; (v) the Executive’s material breach of any of the provisions of the Agreement or obligations under any other written agreement or covenant with the Company that results in a material injury to the Company; and (v) unauthorized use or disclosure by Executive of any confidential or proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of her relationship with the Company that results in a material injury to the Company. Notwithstanding the foregoing, Cause shall not be deemed to exist under this Agreement unless and the Board makes a formal determination that Cause does exist after giving the Executive and a reasonable opportunity to be heard on the issue.

(c) Subject to Paragraph 18, Executive may terminate her employment hereunder with Good Reason, provided that Executive has first provided written notice of such reason to the Company no later than 30 days after the event or occurrence constituting Good Reason first arises, with such notice affording the Company 30 days, from the date of the Company’s receipt of such notice, to cure the deficiency, and further provided that, upon such cure by the Company, “Good Reason” shall not be deemed to exist for purposes of the Agreement. In the event Executive terminates her employment with Good Reason, the Company shall pay to Executive (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) an additional 12 months of her final Base Salary, which shall be paid to her within 60 days after the date of termination, subject to Paragraph 18 and the amount equivalent to 12 months of the Company’s portion of medical and dental benefits if these benefits were elected and (iii) an amount equal to Executive’s target bonus in accordance Paragraph 4(c) set at no less than 60% of Executive’s base salary. Such payment shall be conditioned upon execution and non-revocation by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of resignation or termination. Executive shall not be entitled to any annual performance bonus for the year in which such termination occurs. For the purposes of the Paragraph 7(c), “Good Reason” shall mean the occurrence of either of the following events without the consent of Executive: (a) a material breach of the Agreement by the Company; (b) a material reduction in Executive’s responsibility, authority, or duties relative to Executive’s responsibility, authority or duties as outlined in Paragraph 2 above; (c) a relocation of the Executive’s principal place of work within the first 18 months of the Executive’s employment with the Company (to which the Executive has not expressly consented in writing) by more than 35 miles from her main residence as of the date of this Agreement; (d) failure of the Company to appoint Executive to the Board as soon as practicable following the commencement of her employment with the Company; or (e) failure to nominate the Executive to the slate of directors for the 2017 and 2018 Annual General Meeting of the Company. Failure of the Executive to be elected or reelected to the Board in 2017 or 2018 will not, in and of itself, constitute Good Reason to terminate her employment under this section.

(d) If Executive is terminated without Cause or resigns with Good Reason within twenty four months after a Change of Control as defined below, the Company shall pay to Executive: (i) the Base Salary through the effective date of termination together with any accrued but unused vacation pay and (ii) an additional 12 months of her final Base Salary, and a target bonus in accordance Paragraph 4(c) set at 60% of Executive’s base salary accrued Bonus plus the amount equivalent to 12 months of the Company’s portion of medical and dental benefits if these benefits were elected, which Base Salary, accrued Bonus and the amount equivalent to 12 months of the Company’s portion of medical and dental benefits shall be paid to her within 60 days after the date of termination, subject to Paragraphs 18 and 19 of the Agreement. Executive shall fully vest in all equity granted under Paragraphs 4(c) and 4(d). Such payment shall be conditioned upon execution and non-revocation by Executive of a release of the Company which the Company shall present to Executive and which Executive shall sign no later than 30 days after the date of resignation or termination.

(e) For the purposes of Paragraph 7(d) above, a “Change of Control” shall occur if an entity, or a group of entities acting together, acquires control of 50% or more of the Company’s voting securities with the power to elect a majority of the Board.

8. Restrictive Covenants. The Executive and Company agree that the Company is engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Executive were to enter into competition with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive covenants and agrees as follows:

(a) Executive shall not, at any time during her employment with the Company and for a period of 12 months thereafter, anywhere in United States, either directly or indirectly: (i) accept employment with or render services to any person or entity that is a business competitor of the Company, or has at any time during Executive’s employment with the Company engaged or attempted to engage in business competition with the Company, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Executive held with or in which Executive served the Company; or (ii) invest in any person or entity that is a business competitor of the Company, or has at any time during Executive’s employment with the Company engaged or attempted to engage in business competition with the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(b) Executive shall not, at any time during her employment with the Company and for a period of 12 months thereafter, for any reason, on her own behalf or on behalf of any other person or entity: (i) solicit, invite, induce, cause, or encourage to alter or terminate her, her, or its business relationship with the Company any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Executive’s employment with the Company, had a business relationship with the Company, or any person or entity whose business the Company was soliciting or attempting to solicit at the time of Executive’s termination, (a) with whom Executive had contact, or for whom Executive performed services, to any extent, during her employment with the Company, and (b) with whom Executive did not have a business relationship prior to her employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

(c) Executive shall not, at any time during her employment with the Company and for a period of 12 months thereafter, either directly or indirectly, on her own behalf or on behalf of any other person or entity: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company to alter or terminate her, her, or its employment, relationship, or affiliation with the Company; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

(d) Executive represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in the Paragraph 8 of the Agreement are reasonable in their geographic scope, temporal duration, and content; (ii) the Company’s agreement to employ

Executive, and a portion of the compensation to be paid to Executive hereunder, are in consideration for such covenants and Executive’s continued compliance therewith; (iii) Executive shall not raise any issue of, nor contest or dispute, the reasonableness of the geographic scope, temporal duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) the enforcement of any remedy under the Agreement will not prevent Executive from earning a livelihood, because Executive’s past work history and abilities are such that Executive can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in the Paragraph 8 of the Agreement are essential for the Company’s reasonable protection, are designed to protect the Company’s legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into the Agreement, the Company has relied upon Executive’s representation that he will comply in full with the covenants and agreements set forth in the Paragraph 8 of the Agreement.

9. Confidentiality.

The Employee Proprietary Information and Inventions Agreement to be executed on the date hereof, between the Company and Executive, is attached hereto as Exhibit A and incorporated by reference as if fully set forth herein,

10. Indemnification.

The Indemnification Agreement to be executed on the date hereof, between the Company and Executive, is attached hereto as Exhibit B and incorporated by reference as if fully set forth herein.

11. Cooperation.

(a) Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates, and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making herself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates, and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates, and/or its subsidiaries without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena and without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries, and producing and/or providing any documents or names of other persons with relevant information without asserting or claiming any privilege against the Company, its affiliates, and/or its subsidiaries; provided that, if such services are required after termination of the Agreement, the Company, its affiliates, and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay her reasonable expenses incurred at the prior and specific request of the Company, its affiliates, and/or its subsidiaries.

(b) Nothing in the provision shall be construed or applied so as to obligate Executive to violate the law or any legal obligation. Further, nothing in the Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Executive’s right to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency.

12. Remedies.

Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of the provisions of the Agreement would be inadequate and, in recognition of the fact, in the event of a breach or threatened breach by Executive of any provision of the Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach thereof.

13. Applicable Laws and Consent to Jurisdiction.

The validity, construction, interpretation, and enforceability of the Agreement shall be determined and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under the Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the Commonwealth of Massachusetts.

14. Severability.

The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that the covenants set forth herein are reasonable. Without limiting the foregoing, it is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. As such, the parties ask that if any court of competent jurisdiction were to consider any provisions of the Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

15. Miscellaneous, Waiver.

Executive further agrees that the Agreement, together with the Exhibits incorporated by reference as if fully set forth herein, sets forth the entire employment agreement between the Company and Executive, supersedes any and all prior agreements between the Company and Executive, and shall not be amended or added to accept in a writing signed by the Company and

Executive. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of the Paragraph 15. Executive understands that she may not assign her duties and obligations under the Agreement to any other party and that the Company may, at any time and without further action or the consent of the Executive, assign the Agreement to any of its affiliated companies. In entering into and performing under the Agreement, neither the Company nor Executive has relied upon any promises, representations, nor statements except as expressly set forth herein.

16. Counterparts.

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

17. Successors and Assigns.

The Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

18. Compliance with Section 409A of the Internal Revenue Code of 1986, as Amended (Section 409A).

(a) Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Paragraph 7 of the Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals), as applicable. For the purpose, each payment (including each monthly installment) shall be considered a separate and distinct payment, and each payment made in reliance on Treas. Reg. Section 1.409A-1(b)(9) shall only be payable if the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h).

(b) Notwithstanding anything contained in the Agreement to the contrary, no amount payable on account of Executive’s termination of employment which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service”, and if the 60-day payment period set forth under Paragraphs 7(a) or 7(d) of the Agreement commences in one taxable year and ends in another, then payment under such paragraphs shall not be made until the second taxable year. For purposes of the Agreement, “separation from service” shall have the meaning of such term as defined by the Section 409A Regulations, and each payment shall be considered a separate and distinct payment. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes Section 409A Deferred Compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first business day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for the Paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c) To the extent that all or any portion of the Company’s payment of benefits or reimbursements or in-kind benefits provided to Executive (the “Company-Provided Benefits”) would constitute Section 409A Deferred Compensation, then, for the duration of the applicable period during which the Company is required to provide such benefits: (a) the amount of Company-Provided Benefits furnished in any taxable year of Executive shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Executive; (b) any right of Executive to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Executive is entitled shall be paid no later than the last day of Executive’s taxable year following the taxable year in which Executive’s expense for such Company-Provided Benefits was incurred.

(d) The Company intends that income provided to Executive pursuant to the Agreement will not be subject to taxation under Section 409A of the Code. The provisions of the Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to the Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to the Agreement.

19. Limitation on Payments.

(a) In the event that the post-termination payments and other benefits provided for in the Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for the Paragraph 19, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s post-termination payments benefits will be either: (a) delivered in full, or delivered as to such lesser extent which would result in no portion of such post-termination payments or other post-termination benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of post-termination payments or benefits, notwithstanding that all or some portion of such post-termination payments or benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such post-termination payments or benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (i) reduction of the post-termination payments under Paragraph 7; (ii) reduction of other cash payments, if any; (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under the Paragraph 19 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by the Paragraph 19, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by the Paragraph 19.

20. Notices.

Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to Juniper Pharmaceuticals, Inc., 33 Arch Street, 31st floor, Boston, MA, 02109, attn.: Company CEO, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the dates set forth below.

EXECUTIVE	Juniper Pharmaceuticals, Inc.

/s/ Alicia Secor	/s/ James A. Geraghty
Alicia Secor	James A. Geraghty
Chairman, Board of Directors

Date: June 29, 2016	Date: July 19, 2016

Exhibit A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The Employee Proprietary Information and Inventions Agreement (the “Agreement”) is made as of July 19, 2016, between Alicia Secor (referred to below as ‘I’, “My”, “Myself’, or “Me”) and Juniper Pharmaceuticals, Inc., having an office at 33 Arch Street, Suite 3110, Boston, MA, 02110 (referred to below together with its subsidiaries and affiliates as the “Company”).

RECITALS

A. The Company is engaged in a continuous program of research, development, production, distribution, and marketing with respect to its present and future business; and

B. I understand that My employment with the Company creates a relationship of confidence and trust between the Company and Me with respect to any information: (a) applicable to the business of the Company, or (b) applicable to the business of any client or customer of the Company, that may be made known to Me by the Company, any client or customer of the Company, or learned by Me during the period of My employment. I understand that the information constitutes a very valuable asset of the Company.

NOW, THEREFORE, in consideration of My employment by the Company and the salary and other employee benefits I will receive from the Company for My service, which in all cases are subject to Section 10 (a) of the Agreement, I hereby agree as follows:

1. Proprietary Information. The Company possesses and will come to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation, information created, discovered, developed or made known by or to Me arising out of My employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called “Proprietary Information.” Any information disclosed to Me or to which I have access (whether I or others originated it) during the time I am employed by the Company, that the Company or I reasonably consider Proprietary Information or that the Company treats as Proprietary Information, will be presumed to be Proprietary Information.

By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and finance and business systems.

(a) Company as Sole Owner. I agree and acknowledge that all Proprietary Information, and all Inventions (defined below in Section 5(a) of the Agreement), shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and trade secrets and any other rights in connection therewith.

(b) Assignment of Rights; Obligation of Confidentiality. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during My employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information and, except as I may be authorized to make disclosure in the ordinary course of performing My duties as an employee of the Company, I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the prior written consent of the Company.

2. Retention of Rights. Notwithstanding any other provision hereof, nothing in the Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict My right: (i) to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; or (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency.

3. Other Proprietary Rights. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms, and other physical property, whether or not pertaining to Proprietary Information, furnished to Me by the Company or produced by Me or others in connection with My employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of My employment by Me or the Company for any reason and I will not take with Me any such property or any reproduction of such property upon such termination.

4. No Solicitation. I agree that for a period of one (1) year following termination of My employment, I will not solicit or in any manner encourage any employee of the Company to leave the Company’s employ.

5. Obligations Regarding Inventions.

(a) I will promptly disclose to the Company, or any persons designated by it, and will not use Myself or disclose to anyone else at any time during or after My employment without the prior written consent of the Company, all improvements, inventions, formulae, processes, techniques, know-how and data (whether or not they can be patented, trademarked or copyrighted), made, conceived, reduced to practice or learned by Me, either alone or jointly with others, during the period of my employment, which are related to or useful in the business of the Company, or which the Company would be interested in, or result from tasks assigned to Me by the Company, or result from use of any premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how, and data initiated or developed during My employment shall be collectively hereinafter called “Inventions”); such disclosure shall continue after termination of My employment with the Company with respect to any Invention, which in all cases are subject to Section 5(c) of the Agreement.

(b) Company Sole Owner of Patent Rights. I will promptly and fully disclose the existence and describe the nature of any such Invention to the Company in writing and without request. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trade secrets, and other intellectual property rights (collectively, “Patent Rights”) in connection therewith. I will, with respect to any such Invention, keep current, accurate and complete records that will belong to the Company and will be kept stored on the Company premises while I am employed by the Company and shall be turned over to the Company immediately upon termination of My employment.

(c) Assignment of Inventions and Patent Rights; Duty to Cooperate. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions and Proprietary Information to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce Patent Rights regarding the Inventions or Proprietary Information in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents or copyrights thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or entities or persons designated by it. I agree further that these obligations to assist the Company in obtaining and enforcing Patent Rights in any and all countries shall continue beyond the termination of My employment, in return for which assistance after termination the Company shall compensate Me at a reasonable rate for time actually spent by Me at the Company’s request on such assistance.

6. Prior Inventions List. [Please initial one of the following two entries.]

     As a matter of record, I have attached hereto a complete list of all inventions or improvements relevant to the subject matter of My employment by the Company which have been made or conceived or first reduced to practice by Me alone or jointly with others prior to My employment by the Company which I desire to remove from the operation of the Agreement; and I warrant that such list is complete.

AMS No such list is attached to the Agreement, and I represent that I have made no such inventions or improvements prior to or My employment by the Company.

7. No Breach of Confidentiality. I represent that My performance of all terms of the Agreement and that My employment by the Company does not and will not breach any obligation of confidentiality that I have to others, which existed prior to My employment by the Company. I have not brought or used, and will not bring with Me to the Company or use any equipment, supplies, facility or trade secret information of any former employer or any other person, which information is not generally available to the public, unless I have obtained written authorization for their possession and use, and promptly provided such written authorization to the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with the Agreement.

8. Injunctive Relief. I acknowledge and agree that the Company’s remedy at law for a breach or threatened breach of any of the provisions of the Agreement would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, I agree that, in addition to its remedy at law, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

9. Not Debarred. I warrant and represent that I have never been, and am not currently an individual who has been, debarred by the United States Food and Drug Administration (“FDA”) pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application. I further warrant and represent that I have no knowledge of any FDA investigations of, or debarment proceedings against, Me or any person or entity with which I am, or have been, associated, and I will immediately notify the Company if I become aware of any such investigations or proceedings during the term of My employment with the Company.

10. Miscellaneous Provisions.

(a) Employment. Nothing in the Agreement shall alter My “at will” employee status or be construed to create a specific term of employment or a promise of continued employment. Either I or the Company may terminate the employment relationship for any reason at any time, with or without notice.

(b) Enforceability. If one or more of the provisions contained in the Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law. If any provision of the Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(c) Assignment. The Agreement is not assignable by Me without the written consent of the Company, which consent may be withheld for any reason or no reason. In light of the very personal and critical nature of the Agreement, I recognize that it is unlikely such consent would ever be granted.

(d) Entire Agreement. The Agreement contains the entire agreement between Me and the Company with respect to the subject matter of the Agreement. The Agreement may be amended only by a written instrument signed by Me and the Company.

(e) Effective Date. The Agreement shall be effective as of the first day of My employment by the Company, as affirmed or reaffirmed by my signature below.

(f) Binding Effect. The Agreement shall be binding upon Me, My heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

(g) Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules on conflicts of law.

Exhibit B

INDEMNIFICATION AGREEMENT

The Agreement (“Agreement”) is made and entered into as of the 19 day of July, 2016, by and between Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”) and Alicia Secor (“Indemnitee”).

WHEREAS the Board of Directors (the “Board”) has determined that the best interests of the Corporation require that persons serving as directors of, and in other capacities for, the Corporation receive better protection from the risk of claims and actions against them arising out of their service to and activities on behalf of the Corporation; and

WHEREAS, the Agreement is a supplement to and in furtherance of Article VI of the amended and restated by-laws of the Corporation, any rights granted by the Certification of Incorporation of the Corporation and any resolutions adopted pursuant thereto and shall not be deemed to be a substitute therefore nor to diminish or abrogate any rights of the Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and take on additional service for or on behalf of the Corporation on the condition that Indemnitee be indemnified according to the terms of the Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions.

For purposes of the Agreement:

(a) “Change in Control” shall be deemed to have occurred if (a) there shall have consummated (i) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving entity or pursuant to which shares of Corporation’s common stock would be converted to cash, securities or other property, other than a merger of Corporation in which the holders of Corporation’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation; or (b) the stockholders of the Corporation approve a plan or proposal for the liquidation or dissolution of the Corporation; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Corporation’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Corporation’s stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(b) “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) “Effective Date” means the date first written above.

(d) “Expenses” mean all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements and expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation or Indemnitee in any other matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under the Agreement.

(f) “Proceeding” means an action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 11 of the Agreement to enforce Indemnitee’s rights under the Agreement.

Section 2. Service by Indemnitee.

Indemnitee agrees to serve as an officer or director of the Corporation, and, at its request, as a director, officer, employee, agent or fiduciary of certain other corporations and entities.

Indemnitee may at any time and for any reason resign from any such position (subject to any other contractual obligation or any obligation imposed by operation of law).

Section 3. Indemnification - General.

The Corporation shall indemnify, and advance Expenses to, Indemnitee as provided in the Agreement to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of the Agreement.

Section 4. Proceeding Other Than Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in the Section if, by reason of Indemnitee’s employment or service as an officer or director, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding, other than a Proceeding brought by or in the right of the Corporation to procure a judgment in its favor.

Pursuant to the Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonable incurred by Indemnitee or on Indemnitee’ s behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

Section 5. Proceedings by or in the Right of the Corporation.

Indemnitee shall be entitled to the rights of indemnification provided in the Section if, by reason of her status as an employee or director of the Corporation, Indemnitee is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Pursuant to the Section, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation.

Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in any such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification unless the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that indemnification against Expenses may nevertheless be made by the Corporation.

Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful.

Notwithstanding any other provision of the Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s employment or service as an officer or director, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For the purposes of the Section and without limiting the foregoing, the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7. Indemnification for Expenses of a Witness.

Notwithstanding any other provision of the Agreement, to the extent that Indemnitee is, by reason of indemnitee’s employment or service as an officer or director, a witness in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Section 8. Advancement of Expenses.

The Corporation shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Corporation of a statement or statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under the Agreement in connection with any Proceeding, and for the duration thereof, Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Corporation shall, promptly upon receipt of any such request for indemnification, advise the board in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in such case: (i) if a Change in Control shall have occurred, by Independent Counsel (unless Indemnitee shall request that such determination be made by the Board or the stockholders in the manner provided for in clauses (ii) or (iii) or the Section 9(b)) in written opinion to the Board, a copy of which shall be delivered to Indemnitee; (ii) if a Change of Control shall not have occurred, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors, or (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable, or even if such quorum is obtainable, if such quorum of Disinterested Directors so directs, either (x) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, or (y) by the stockholders of the Corporation, as determined by such quorum of Disinterested Directors, or a quorum of the Board, as the case may be; or (iii) as provided in Section 10(b) of the Agreement. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within thirty (30) days after such determination. Indemnitee shall cooperate with the persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such persons or entity upon request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the persons or entity making such determination shall be home by the Corporation (irrespective of the determination as to Indemnitee’ s entitlement to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) If required, Independent Counsel shall be selected as follows: (i) if a Change of Control shall not have occurred, Independent Counsel shall be selected by the Board by a majority vote of a quorum consisting of Disinterested Directors and the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of Independent Counsel so selected; or (ii) if a Change of Control shall have occurred, Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event (i) shall apply), and Indemnitee shall give written notice to the Corporation advising it of the identity of Independent Counsel so selected. In either event, Indemnitee or the Corporation, as the case may be, may, within seven (7) days after such written notice of selection shall have been given, deliver to the Corporation or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1 of the Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware, or any court in the Commonwealth of Massachusetts in which such petition would be cognizable, for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 9(b) hereof. The Corporation shall pay any and all reasonable fees and expenses incurred by such Independent Counsel in connection with its actions pursuant to the Agreement, and the Corporation shall pay all reasonable fees and expenses incident to the procedures of the Section 9(c) regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement date of any judicial proceeding pursuant to Section 11(a)(iii) of the Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 10. Presumptions and Effects of Certain Proceedings.

(a) If a Change in Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under the Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of the Agreement, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b) The person or entity empowered or selected under Section 9 of the Agreement shall make the determination of whether Indemnitee is entitled to indemnification as soon as practicable after receipt by the Corporation of the request therefore.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent,

shall not (except as otherwise expressly provided in the Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 11. Remedies of indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 9 or 10 of the Agreement that Indemnitee is not entitled to indemnification under the Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of the Agreement, (iii) the determination of entitlement to indemnification is made by Independent Counsel pursuant to Section 9 of the Agreement and such determination shall not have been made and delivered in a written opinion within ninety (90) days after receipt by the Corporation of the request for indemnification, or (iv) payment of indemnification is not made within thirty (30) days after such determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Sections 9 or 10 of the Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware or the Commonwealth of Massachusetts, of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Indemnitee shall commence such proceeding seeking an adjudication or an award within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to the Section 11(a).

(b) In the event that a determination shall have been made pursuant to Section 9 of the Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to the Section shall be conducted in all respects as a de novo trial and Indemnitee shall not be prejudiced by any reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding commenced pursuant to the Section the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made or deemed to have been made pursuant to Section 9 or 10 of the Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to the Section, absent (i) a misstatement by Indemnitee or Indemnitee’s representative of a material fact, or an omission of any material fact necessary to make Indemnitee’s or Indemnitee’s representative’s statement not materially misleading, in connection with the request for indemnification, or (ii) prohibition of such indemnification under applicable law.

(d) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to the Section that the procedures and presumptions of the Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Corporation is bound by all the provisions of the Agreement.

(e) In the event that Indemnitee, pursuant to the Section, seeks a judicial adjudication of indemnitee’s rights under, or to recover damages for breach of, the Agreement, Indemnitee shall be entitled to recover from the Corporation and shall be indemnified by the Corporation against, any and all expenses (of the kinds described in the definition of Expenses) actually and reasonably incurred by Indemnitee in such judicial adjudication, but only if indemnitee prevails therein. If it shall be determined that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication shall be appropriately prorated.

Section 12. Non-Exclusivity; Survival of Rights; Insurance Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by the Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation or by-laws of the Corporation, any agreement, a vote of stockholders or resolution of directors or otherwise. No amendment, alteration or repeal of the Agreement or any provision hereof shall be effective as to Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s employment or service as an officer or director prior to such amendment, alteration or repeal.

(b) To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

(c) In the event of any payment under the Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

(d) The Corporation shall not be liable under the Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 13. Duration of Agreement.

The Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 11 of the Agreement. The Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s heirs.

Section 14. Severability.

If any provision or provisions of the Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, each portion of any Section of the Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of the Agreement (including, without limitation, each portion of any Section of the Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 15. Exception to Right of Indemnification or Advancement of Expenses.

Except as provided in Section 11(e), Indemnitee shall not be entitled to indemnification or advancement of Expenses under the Agreement with respect to any Proceeding, or any claim therein, brought or made by Indemnitee against the Corporation. For the purposes of the Section 15, a Proceeding in the right of the Corporation shall not be deemed to constitute a Proceeding brought or made by the Corporation.

Section 16. Identical Counterparts.

The Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the patty against whom enforceability is sought needs to be produced to evidence the existence of the Agreement.

Section 17. Headings.

The headings of the paragraphs of the Agreement are inserted for convenience only and shall not be deemed to constitute part of the Agreement or to affect the construction thereof.

Section 18. Modification and Waiver.

No supplement, modification or amendment to the Agreement shall be binding unless executed in writing by both of the patties hereto. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19. Notice by Indemnitee.

Indemnitee agrees promptly to notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

Signed on June 29, 2016 in Boston, MA

I, Jim Geraghty, Chairman of the Board of Directors, certify that the Board of Directors has authorized the Corporation to enter into the Agreement by a resolution adopted at a meeting of the Board held on July 15, 2016.